UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FIRST COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, PA 17059

March 13, 2007

Dear Shareholder,

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of First Community Financial Corporation to be held on Tuesday, April 10, 2007, beginning at 10:00 a.m. The meeting will be held at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania.

A Notice of the Annual Meeting, Proxy Statement and Proxy are enclosed. Please review this material and complete, sign, date and return the Proxy in the postage-paid envelope provided. It is important for you to return the Proxy whether or not you plan to attend the Annual Meeting. Also, please review the enclosed Annual Report, which includes details of the success achieved by your company during 2006.

Sincerely,

/s/ Jody D. Graybill
Jody D. Graybill
President

[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, Pennsylvania 17059

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of First Community Financial Corporation will be held on Tuesday, April 10, 2007, at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, to consider and take action on the following matters:

1.	Elect three directors to Class A for three year terms expiring in 2010; and

2.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “in favor of” the election as directors to Class A of the three nominees listed in the enclosed Proxy Statement.

/s/ Jody D. Graybill
Jody D. Graybill
President

Mifflintown, Pennsylvania

March 13, 2007

This Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy are first being mailed to Shareholders on or about March 13, 2007.

(i)

(ii)

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, Pennsylvania 17059

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of First Community Financial Corporation to be held Tuesday, April 10, 2007, beginning at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 13, 2007.

Who is entitled to vote?

Shareholders owning Company Common Stock on March 1, 2007 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2007 there were 1,400,000 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 3 directors to Class A for three-year terms expiring in 2010.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote in the election of directors?

The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class A.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class A.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, First Community Financial Corporation, Two North Main Street, Mifflintown, Pennsylvania 17059, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The three nominees for election as directors to Class A receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws as described below. Under applicable SEC rules, proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 13, 2007. All such proposals should be addressed to the Secretary of the Company.

The Company’s By-laws specify procedures by which shareholders may nominate candidates for election to the Board of Directors described below on pages 6 and 7 of this Proxy Statement.

The Company’s By-laws also specify procedures by which shareholders may bring business before an annual meeting of shareholders. In order to be considered timely, a shareholder must deliver written notice, containing the information specified by the By-laws, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. In connection with the annual meeting anticipated to be held in 2008, such notices would have to be received by the Secretary not before January 10, 2008 nor later than February 9, 2008.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2007, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
JMD Partners, L.P. 3190 Galloway Drive San Diego, CA 92122	142,304	(1)	10.16%
Frank L. Wright 4110 McIntosh Road Harrisburg, PA 17112	100,000	(2)	7.14%
The First National Bank of Mifflintown Trust Department Two North Main Street Mifflintown, PA 17059	101,518	(3)	7.25%

(1)

Jane Doty Ferrier, as Trustee of the Ferrier Family Trust 2 (fbo Jane Doty Ferrier), which is the general partner of JMD Partners, L.P. and, as the holder of a 0.58% general partnership interest and a 89.31% limited partnership interest in JMD Partners, L.P., has sole voting power and sole dispositive power with respect to the shares held of record by JMD Partners, L.P. and, therefore, may be deemed a beneficial owner of such shares.

(2)	Shares held by “Citizens Bank of Pennsylvania, as Directed Trustee for the Frank L. Wright Money Purchase Pension Plan.”

(3)

Shares held by The First National Bank of Mifflintown Trust Department by way of its nominee MIFFCO as fiduciary for certain trusts, estates, agency and other fiduciary accounts that beneficially own the shares. The Bank has sole voting authority as to 92,436 of these shares. Subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, the Bank may vote shares as to which it has sole voting power in what it reasonably believes to be in the best interest of the respective trust, estate, agency or other fiduciary account for which it holds such shares. The Bank intends to vote these shares FOR the election of the three nominees identified in this Proxy Statement. The Bank does not have the right to vote the remaining 9,082 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 17, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2007. Except as otherwise indicated, the named person possesses sole voting power and sole investment power with respect to the shares shown in the table and none of the shares are pledged as security.

Name	Common Stock Beneficially Owned		Percentage of Class (1)
Marcie A. Barber (2)	1,600	(3)	—
Joseph E. Barnes, Sr.	6,960	(4)	—
Nancy S. Bratton	9,290	(5)	—
Jody D. Graybill	2,380	(6)	—
John P. Henry, III	4,740	(7)	—
Samuel G. Kint	25,400	(8)	1.81%
Richard R. Leitzel	1,200	(9)	—
James R. McLaughlin	20,000	(10)	1.43%
Clair E. McMillen	11,506	(11)	—
Charles C. Saner	2,600	(12)	—
Roger Shallenberger	50,000	(13)	3.57%
Lowell M. Shearer	44,480	(14)	3.18%
Frank L. Wright	100,000	(15)	7.14%
Directors, nominees and executive officers as a group (14 persons including those named above)	279,356		19.95%

(1)	Less than 1% unless otherwise noted.

(2)	Ms. Barber resigned from the Bank effective November 21, 2006.

(3)	Includes 1,000 shares held in a self-directed IRA account and 600 shares held as a joint tenant with right of survivorship.

(4)	Shares held jointly with spouse.

(5)	Shares held jointly with spouse.

(6)	Includes 2,180 shares held jointly with spouse and 200 shares held as custodian for minor children.

(7)	Includes 3,260 shares held jointly with spouse and 80 shares held jointly with spouse and children.

(8)	Includes 200 shares held in the name of spouse and 19,600 shares held by Mr. Kint which are pledged as security for a loan.

(9)	Shares held in a self-directed IRA account.

(10)	Includes 16,800 shares held jointly with spouse.

(11)	Shares held jointly with spouse.

(12)	Includes 1,000 shares held jointly with spouse.

(13)	Includes 25,000 shares held in the name of spouse and 25,000 shares held by Mr. Shallenberger which are pledged as security for a loan.

(14)	Includes 80 shares held in the name of spouse and 4,540 shares held by Mr. Shearer which, are pledged as security for a loan.

(15)	Shares held by “Citizens Bank of Pennsylvania, as Directed Trustee for Frank L. Wright Money Purchase Pension Plan.”

Section 16(a) Beneficial Ownership Reporting Compliance.

Based on our records, we believe that during 2006 our directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

Election of Directors

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class A to serve until the annual meeting of shareholders in 2010 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class A:

John P. Henry, III

James R. McLaughlin

Frank L. Wright

All of the nominees are presently serving as directors of the Company and of The First National Bank of Mifflintown, the wholly owned bank subsidiary of the Company.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all three nominees as directors to Class A.

Nominating Process

Nominations by the Board of Directors. The Company’s Board of Directors does not have a standing nominating committee. The Bank’s Executive Committee, however, reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee does not have a charter.

The Bank maintains separate advisory boards in connection with each of the communities in which the Bank maintains branch offices. Members of the advisory boards are appointed by the Bank’s Board of Directors upon recommendation by the Bank’s Executive Committee. Persons appointed to the advisory boards have tended to be shareholders, customers with significant banking relationships with the Bank, and influential business and community leaders. Service on an advisory board provides advisory board members with the opportunity to demonstrate, and the Board of Directors with the opportunity to observe and evaluate, the qualities described below that are typically considered by the Board of Directors in candidates for Director.

The Company’s By-laws require that a Director be a natural person of full age, a Pennsylvania resident, and owner of at least 500 shares of the Company’s Common Stock. The By-laws further provide that no person who is 72 years of age or older at the time of the meeting at which he or she is to be elected may be elected a Director. This age ceiling does not apply, however, to James R. McLaughlin, Chairman of the Company and the Bank. Mr. McLaughlin was a member of the Board of Directors of the Bank and “grandfathered” from the age ceiling when it was adopted in connection with the organization of the Company as the bank holding company of the Bank in 1985.

In addition to the requirements in the By-laws, the Board of Directors has adopted a policy that, to be recommended for Director by the Board of Directors, a candidate must own at least 1,000 shares of the Company’s common stock and commit to owning at least 5,000 shares of the Company’s Common Stock (or such other number of shares representing an investment of at least $100,000) within five years of their selection as a Director. Additionally, the Board of Directors seeks to create a Board that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to, the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment. When the Board of Directors considers a new candidate, it looks at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, including independence. Among other attributes considered by the Board of Directors are:

•	the highest ethical standards and integrity;

•	a willingness to act and be accountable for Board decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues;

•	a history of achievement; and

•	loyalty and commitment to the success of the Company.

Shareholder Nominations. Shareholders also may nominate candidates for election to the Board of Directors by following certain specified procedures set forth in the Company’s By-laws. In order to make such a nomination, the Bylaws require that a shareholder must be entitled to vote in the election of Directors at the relevant meeting and be a shareholder of record on both the record date for and the date of the meeting.

A nominating shareholder must notify the Secretary of the Company of a nomination, in writing, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event, however, that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding meeting, then written notice by a nominating shareholder must be given to the Secretary of the Company no later than the 10th day following the day on which notice of the date of the annual meeting was mailed by the Company to shareholders.

The nominating shareholder’s notice must contain, to the extent known by the nominating shareholder:

•	the name and address of each proposed nominee;

•	the age of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of the Company owned by each proposed nominee;

•	the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee;

•	the name and residence address of the nominating shareholder; and

•	the number of shares of the Company owned by the nominating shareholder.

The Executive Committee evaluates nominees recommended by shareholders in the same manner it evaluates other nominees as described above.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class A at the Annual Meeting and information about the directors in Class B and Class C is set forth below.

NOMINEES FOR CLASS A DIRECTORS – TERM EXPIRES 2010

Name	Age	Principal occupation for last 5 years	Director Since
John P. Henry, III	53	Vice President of JPH Enterprises, LLC, Port Royal, PA since April 2006; previously Project Manager, owner and Vice President, PHE Mechanical Systems, Inc., Mifflintown, PA	2001

James R. McLaughlin (2)	66	Chairman of the Board of Directors of the Company and the Bank, President and Chief Executive Officer of the Company and the Bank through January 3, 2006	1980(1)

Frank L. Wright (3)	66	Attorney-at-Law Harrisburg, PA	1993

CLASS B DIRECTORS – TERM EXPIRES 2008

Name	Age	Principal Occupation for last 5 years	Director Since
Joseph E. Barnes, Sr.	70	Owner/Operator of Barnes Body Shop, Thompsontown, PA	1992

Nancy S. Bratton (3)	65	Owner of Bratton Insurance Agency Millerstown, PA	2001

Jody D. Graybill (2)	42	President of the Company and the Bank since January 4, 2006; Vice President and Trust and Financial Services Division Manager of the Bank from 1995 through January 3, 2006	2006 (4)
Charles C. Saner (3)	62	Dairy Farmer	1997

CLASS C DIRECTORS – TERM EXPIRES 2009

Name	Age	Principal occupation for last 5 years	Director Since
Samuel G. Kint (3)	67	Retired businessman	2001
Clair E. McMillen	72	Owner/Partner, McMillen Bros., Inc., Sales Representative for silos and agricultural equipment for Van Dale, Rissler, Badger and Berg equipment	1996

Roger Shallenberger (2), (3)	59	Vice Chairman of the Board of Directors of the Company and the Bank; President of KSM Enterprises, Inc.	1988

Lowell M. Shearer (2)	60	Secretary of the Company and the Bank; Self-employed timber, logs, logging and log hauling	1997

(1)	Includes service as director of First National Bank of Mifflintown during period prior to 1985, when the Bank became a wholly-owned subsidiary of the Company.

(2)	Member of the Executive Committee of the Bank.

(3)	Member of the Audit Committee of the Bank.

(4)	Appointed January 10, 2006 to fill the unexpired term of Samuel F. Metz, who retired as a director of the Company and the Bank.

Director Independence

The Board of Directors has adopted the definition of an “independent director” as set forth in Rule 4200(a)(15) of the NASDAQ Stock Market and determined that, each director other than Mr. Graybill and Mr. McLaughlin is an “independent director” under such definition. In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the company enters into in the ordinary course of business.

Shareholder Communications with the Board of Directors

The Company does not have a formal process for shareholders to send communications to the Board of Directors. Any shareholder may write to the Company, or to one or more of the Directors, at the Company’s address. The Company will forward all such communications, without prior review, to the persons to whom the communications are directed.

Board Committees and Meeting Attendance

During 2006 the Board of Directors of the Company met 13 times and the Board of Directors of the Bank met 13 times. The Board of Directors of the Company does not have, but the Board of Directors of the Bank does have, an Executive Committee and an Audit Committee. During 2006 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. The Board of Directors has also adopted a resolution providing that if a member of the Board of Directors, or a member of one of the Bank’s advisory boards, does not attend the Annual Meeting of Shareholders, such Director or advisory board member will forfeit his or her monthly director fee for the month in which the Annual Meeting was held. All of the Company’s Directors attended the Annual Meeting of Shareholders in 2006.

Executive Committee. The Executive Committee of the Bank’s Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met two (2) times during 2006. The members of the Executive Committee are Jody D. Graybill, James R. McLaughlin, Roger Shallenberger and Lowell M. Shearer. Mr. Shallenberger and Mr. Shearer are independent directors within the meaning of Rule 4200(a)(15) of the NASDAQ Stock Market. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Shallenberger and Shearer are independent because they hold such offices in their capacities as directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. As the current and immediate past president of the Company, neither Mr. Graybill nor Mr. McLaughlin is an independent director.

Audit Committee. The Audit Committee of the Bank’s Board of Directors is responsible for providing independent oversight of both the Bank’s and the Company’s accounting functions and internal controls. The Audit Committee monitors the preparation of quarterly and annual financial reports by Bank and Company management, including holding discussions with management and the Company’s independent auditors about key accounting and reporting matters. The Audit Committee also is responsible for matters concerning the relationships between the Company and the Bank, on the one hand, and its independent auditors, on the other hand, including recommending their appointment or removal; reviewing the scope of their audit services and related fees as well as other services they provide to the Company and the Bank; and determining whether the independent auditors are “independent.” In addition, the Audit Committee oversees management’s implementation of internal control systems including, reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s and the Bank’s internal auditing program. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has not delegated this authority or responsibility to any person or persons. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company’s Proxy Statement relating to the 2006 Annual Meeting of Shareholders.

The Audit Committee met seven (7) times in 2006. The members of the Audit Committee are Nancy S. Bratton, Samuel G. Kint, Charles C. Saner, Roger Shallenberger and Frank L. Wright, each of whom is independent as determined under Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASDAQ Stock Market.

The Board of Directors has determined that Mr. Wright is an “audit committee financial expert” as defined in Securities and Exchange Commission Regulation S-K, by reason that, based upon Mr. Wright’s undergraduate degree in Business Administration and his experience as an attorney-at-law, investor and Director of the Company and the Bank, he has: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; an understanding of internal controls and procedures for financial reporting; an understanding of audit committee functions; and, experience analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2006. The Audit Committee also has discussed with Beard Miller Company LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications

with Audit Committees), received from Beard Miller Company LLP, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Beard Miller Company LLP, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Beard Miller Company LLP, of certain limited services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee:

Nancy S. Bratton

Samuel G. Kint

Charles C. Saner

Roger Shallenberger

Frank L. Wright

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2006. All compensation was paid by the Bank.

The Executive Committee of the Bank’s Board of Directors functions as its compensation committee. The Executive Committee does not have a Charter.

During 2006, the members of the Executive Committee were Jody D. Graybill, James R. McLaughlin, Roger Shallenberger and Lowell M. Shearer. Mr. Graybill is the President of the Company and the Bank and Mr. McLaughlin previously served as President and Chief Executive Officer of the Company and the Bank through his retirement on January 3, 2006. Mr. Graybill did not participate in the Committee’s evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considered the recommendations of Mr. Graybill before making final recommendations to the Board of Directors.

There are no interlocking relationships, as defined by regulations under the Securities Exchange Act of 1934, as amended, involving members of the Executive Committee.

Transactions with Management

During 2006 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing between the Bank and a director of the Bank or any entity controlled by a director of the Bank, other than a loan, deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors shall reasonably determine whether the proposed insider transaction would be in the best interest of the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Compensation of Directors

The following table sets forth compensation received by Directors of the Company in 2006.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (2)		Total ($)
Joseph E. Barnes	12,000	957		12,957
Nancy S. Bratton	13,500	1,643		15,143
John P. Henry	14,600	1,258		15,858
Samuel G. Kint	12,600	1,727		14,327
James R. McLaughlin (3)	38,200	46,923	(4)	85,123
Clair E. McMillen	12,200	148		12,348
Charles C. Saner	12,600	76		12,676
Roger Shallenberger	13,600	1,600		15,200
Lowell M. Shearer	13,200	863		14,063
Frank L. Wright	12,400	0		12,400

(1)	Fees received by Jody D. Graybill for services as a Director are disclosed in the Summary Compensation Table.

(2)	Includes amounts credited to a participating Director’s retirement account under a Director Revenue Neutral Retirement Agreement.

(3)	Includes $20,000 paid for service as the non-employee Chairman of the Board of Directors.

(4)

Includes $4,890 in base salary received as President and Chief Executive Officer prior to the January 3, 2007 effective date of his retirement; $26,587 in retirement benefits paid in accordance with a Salary Continuation Agreement; $12,688 accrued under the Salary Continuation Agreement; $604 in Company 401(k) contributions and $619 in life insurance premiums paid by the Company.

Each director of the Company receives a monthly fee of $750.00, provided that a director who does not attend the Annual Meeting or is absent from more than one meeting of the Board of Directors will forfeit the monthly fee for the month in which he or she fails to attend such meeting. Each non-employee director receives $220.00 for each committee meeting attended. As the non-employee Chairman of the Board of Directors, Mr. McLaughlin receives an additional annual stipend of $20,000.

The Bank has entered into Director Deferred Fee Agreements with directors Barnes, Bratton, Henry, Kint, McLaughlin and Shallenberger and has, established Director Revenue Neutral Retirement Agreements and a Directors Split Dollar Life Insurance Program in which all non-employee Directors except for Mr. Wright have elected to participate. The purpose of each of these programs or plans is to make certain retirement benefits available to the directors who participate.

Pursuant to a Director Deferred Fee Agreement, a participating director may defer payment of all or a specified portion of his or her director’s fees. The Bank will establish a Deferral Account for each participating Director on its books. Benefits are funded solely out of the Bank’s general assets and are payable upon retirement, early termination, disability, death or the occurrence of a change in control of the Company or the Bank. Generally, benefits are payable in 120 equal monthly installments, each in an amount equal to 120th of the balance of the participating director’s Deferral Account, following the occurrence of an aforementioned trigger event. Since no “above market” rates are earned on any deferred fees, earnings on those deferrals are not shown in the Director Compensation Table.

Pursuant to a Director Revenue Neutral Retirement Agreement, the Bank will pay certain benefits to a participating director upon retirement, the occurrence of a change in control of the Company or the Bank, or death. The amount of the benefits is determined based upon the difference in performance of two simulated investments. Simulated Investment Number One tracks the cash surrender value of a simulated life insurance policy assuming a $50,000 one time premium. Simulated Investment Number Two tracks the return of an investment of $50,000 assuming a four percent pre-tax interest rate. The Bank will establish a Retirement Account on its books for each participating director. The value of the retirement account on any date will be determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One, and dividing the difference by an adjustment rate equal to one minus the Company’s highest marginal tax rate for the previous calendar year. Upon the occurrence of a trigger event, other than death (in which event the value of the Retirement Account on the date of death is payable in a lump sum to the participating director’s beneficiary), the value of the retirement account on the date of the trigger event will be paid to the participating director in thirteen equal annual installments. In addition, following each plan anniversary date until death, a participating director also will be paid an amount equal to the hypothetical growth, if any, that would have occurred in the director’s retirement account since the immediately preceding plan anniversary date. Benefits are funded solely out of the Bank’s general assets.

The Bank has also established a Directors Split Dollar Program, under which a participating director will receive a monthly benefit, generally beginning at age 72. The arrangement is funded by an amount of life insurance on a participating director’s life, calculated to meet the Bank’s obligations under the Program. The cash value of future benefits to be paid, which is included in other liabilities on the Company’s consolidated balance sheet, amounted to $165,795 at December 31, 2006.

Information about Executive Officers

In addition to Mr. Graybill, President of the Company and the Bank, who also serves on the Board of Directors and whose biographical information is set forth under “Biographical Summaries of Nominees and Directors” on page 8, the executive officers of the Company and/or the Bank are:

Richard R. Leitzel - age 51; Treasurer of the Company and Vice President and Chief Financial Officer of the Bank since 1999.

Timothy P. Stayer - age 54; Vice President and Community Services Division Manager of the Bank since 1995.

K. Lee Hopkins – age 64; Vice President and Credit Services Division Manager of the Bank since December 2006; Vice President and Commercial Loan Officer from September 2005 through December 2006; previously Assistant Vice President/Business Banker at PNC Bank from 2002 through September 2005

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Compensation Objectives and Philosophy. The objectives of our compensation programs covering our executive officers are to:

•	motivate, reward and retain the high performing executive talent required to create superior long-term value;

•	reward executives for performance; and

•	provide a compensation package comparable to peer group financial service companies.

The Company’s compensation program reflects a mix of stable and at-risk compensation, designed to fairly reward executive officers and align their interests with those of shareholders in an efficient manner. Each element of the Company’s compensation program is intended to provide employees with a compensation opportunity that is externally competitive and which recognizes individual performance and contribution to the overall performance of the Company.

Compensation Structure. We compensate our executive officers through a combination of base salary, annual cash incentive and other benefits. We pay base salaries in order to provide executive officers with sufficient regularly paid income and to attract and retain executives who possess the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. We also grant executive officers the opportunity to earn annual incentives, as part of an incentive program available to all employees, in order to ensure focus on annual financial and operating results. The Company does not presently offer formal employment, severance or change of control agreements to any of its executive officers. Additionally, the Company does not currently maintain any stock option or other equity incentive plans and has not established a policy regarding executive ownership of Company stock.

Determination of Compensation. The Executive Committee conducts a full review each year of the Bank’s executive compensation programs and is responsible for making recommendations to the full Board of Directors. All employees, including executive officers, receive a performance evaluation in the fall of each year. The Executive Committee reviews the overall scores of each of the evaluations, together with information concerning salaries paid by other financial institutions in the Bank’s geographic area and of similar asset size, and recommends salary increases to the Board of Directors. The Board of Directors considers and acts upon such salary increase recommendations at its November meeting.

Base Salary. The Executive Committee recommends base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Hollidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor. In establishing the 2006 base salaries for Mr. Graybill, Mr. Leitzel and Ms. Barber, the Executive Committee and the Board of Directors reviewed and considered comparative compensation data and each executive’s performance and contribution to the overall performance of the Company. In November 2006, consistent with the foregoing practice and policy, the Executive Committee recommended and the Board of Directors approved increasing 2007 base salaries to $125,000 for Mr. Graybill and $103,878 for Mr. Leitzel.

At-Risk Compensation Plan. The Board of Directors of the Bank maintains an At-Risk Compensation Plan to support and promote the pursuit of the Bank’s organizational objectives and financial goals by making available additional, variable and contingent at- risk compensation in the form of cash awards. All full and part-time employees of the Bank who are employed prior to July 1 of the respective Plan year and who receive an overall rating of “Good” or better on their most recent individual performance appraisal prior to the Plan year end are eligible to receive at-risk compensation awards.

Under the Plan, the Board of Directors establishes annual performance targets in weighted categories that are consistent with categories and targets contained in the Bank’s strategic business plan and financial plans. Based upon a matrix established annually by the Board of Directors and the Company’s actual performance for the year as measured against the established targets, at-risk compensation award amounts are calculated according to designated percentages of an employee’s eligible compensation for the Plan year. The Board of Directors, however, has complete discretion as to the actual amounts of at-risk compensation awards including whether to distribute at-risk compensation awards in amounts that exceed or are less than the amounts determined according to the Plan guidelines. For 2006, the Board established targets for five categories—return on average equity (ROAE), commercial loan growth, consumer loan growth, residential mortgage loan growth and growth in low-cost deposits. The Board also assigned weights to each category, with 60% being assigned to ROAE. The Company did not meet all of the targeted goals for 2006. Accordingly, no awards were granted under the Plan. Nonetheless, in its discretion and in order to recognize certain individual and company achievements during the year, in January, 2007, the Board of Directors approved the payment of bonuses to all eligible employees including the named executive officers. Pursuant to this action, Mr. Graybill and Mr. Leitzel were each awarded a bonus equal to 4% of their base salary, or $4,784 and $4,074, respectively.

Health and Welfare Benefits. Executive officers participate in the Bank’s health and welfare benefit programs on the same terms and conditions as all other employees.

Nonqualified Benefit Programs. The Bank has established certain nonqualified benefit programs for its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. Specifically, Mr. Graybill and Mr. Leitzel are each party to a salary continuation agreement with the Bank which provides for an annual retirement benefit for a term of 15 years. The Bank has also established an Officer Group Term Replacement Plan that provides a supplemental life insurance benefit generally equal to two times current salary. Mr. Leitzel is currently a participant in this Plan. The Board of Directors believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

401(k) Plan. The Bank maintains a 401(k) plan for the benefit of eligible employees, including executive officers. Employer contributions include a matching of a portion of employee contributions and a discretionary contribution determined each year by the Board of Directors.

The various elements of our executive compensation package are not interrelated. Thus, the base salary is not influenced by the expected level of incentive compensation to be awarded. Each component is considered independently and there is no significant interplay between the various elements of the total compensation.

Although Mr. Graybill made certain recommendations to the Executive Committee concerning other executive officers, Mr. Graybill did not participate in any discussions regarding his own compensation.

Compensation Committee Report

We, the members of the Executive Committee of the Board of Directors of The First National Bank of Mifflintown, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Executive Committee:

Jody D. Graybill

James R. McLaughlin

Roger Shallenberger

Lowell M. Shearer

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by us for the year ended December 31, 2006 for services rendered in all capacities by our principal executive officer, our principal financial officer and up to three other executive officers who received total compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (See Table Below)	Total ($)
Jody D. Graybill, President (Principal Executive Officer)	2006	119,596	4,784	2,786	15,837	143,003
Richard R. Leitzel, Vice President and Treasurer (Principal Financial Officer)	2006	101,842	4,074	7,902	4,865	118,683
Marcie A. Barber, Former Senior Vice President and Credit Services Division Manager (1)	2006	94,438	—	—	6,249	100,687

(1)	Ms. Barber resigned from the Bank effective November 21, 2006.

The compensation represented by the amounts for 2006 set forth in the All Other Compensation column are detailed in the following table.

All Other Compensation Table

Name	Year	Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Cash Fees for Services as Director ($)	Total ($)
Jody D. Graybill	2006	220	7,367	8,250	15,837
Richard R. Leitzel	2006	565	4,300	—	4,865
Marcie A. Barber	2006	357	5,892	—	6,249

The Bank maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include a matching of a portion of employee contributions and a discretionary contribution determined each year by the Board of Directors. The Bank’s contribution on behalf of all of the participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than fifteen percent (15%) of the compensation otherwise paid during the taxable year to all employees under the profit sharing plan, unless catch-up contributions apply.

The Bank has entered into Salary Continuation Agreements with two of its current senior officers and one of its former senior officers, including Mr. Graybill, Mr. Leitzel and Ms. Barber in order to provide them with supplemental retirement income. In the case of Mr. Graybill and Mr. Leitzel, the annual benefit is fixed at $24,000 for the first year and may be increased at the discretion of the Board of Directors at each anniversary of the first benefit payment. The retirement benefit under the plan is paid for a term of fifteen (15) years. Vesting in the benefits of the salary continuation agreements is determined within the discretion of the Board of Directors. An intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

The Bank maintains an Officer Group Term Replacement Plan for the benefit of certain current and former officers, including Mr. Leitzel. This Plan provides participating officers with a life insurance benefit equal to two times current salary, but not in excess of a certain predetermined amount. The benefit for Mr. Leitzel is capped at $294,000.

The following table provides details of the present value of the accumulated benefit for the names executive officers under the Bank’s nonqualified supplemental retirement programs:

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jody D. Graybill	Salary Continuation Agreement	9	18,179	0
Richard R. Leitzel	Salary Continuation Agreement	5	37,415	0

(1)	Indicated number reflects years of service since the effective date of the Salary Continuation Agreement.

(2)

The estimated present value of the accumulated benefit under the Salary Continuation Agreements is calculated based on age 65 normal retirement benefits and utilizing the interest method of accounting.

Potential Payments Upon Termination

As described in the Compensation Discussion and Analysis, the named executive officers do not have employment, severance or change-in-control agreements with the Company. However, the named executives are each party to a salary continuation agreement which provides for supplemental retirement income. These agreements provide that in the event of termination of employment, the executive may be entitled to receive an annual or other benefit as set forth in the agreement. Thus, in the event that the executive’s employment is terminated after the executive reaches age 55 but before the normal retirement age of 65, for reasons other than death, disability, termination for cause or following a change of control, the executive is entitled to receive an early retirement benefit annually for a term of 15 years. For Mr. Graybill, this early retirement annual benefit would equal $20,744 and for Mr. Leitzel $17,374, if their employment terminated at age 55. In the event of a termination of employment prior to age 65 due to disability or a change of control, the executive shall be entitled to receive the total amount of the accrued benefit as of the end of the immediately preceding year, provided that if the executive’s employment should terminate following a change of control and after the executive has reached age 55, the benefit shall consist of an annual amount set forth in the agreement and continuing for a term of 15 years. If the executive dies while employed by the Bank, the executive’s beneficiary shall be entitled to receive the normal retirement annual benefit for the 15 year term. The agreements also provide that, except in the case of a change of control, no benefits shall be paid to an executive if the executive engages in or becomes interested in a business that is competitive with the business of the Bank.

Independent Certified Public Accountants

The Board of Directors again has selected Beard Miller Company LLP, as the Company’s independent certified public accountants for 2007. Representatives of the firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and the Bank by Beard Miller Company LLP as of or for the fiscal years ended December 31, 2006 and 2005 are set forth below.

	2006	2005
Audit Fees	$79,141	$51,042
Audit Related Fees	$0	$0
Tax Fees	$5,519	$5,408
All Other Fees	$0	$5,659

TOTAL	$84,660	$62,109

Audit Fees for 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, including review of the Company’s Annual Report on Form 10-K.

Tax Fees for 2006 and 2005 were for services related to tax compliance.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Annual Report and Form 10-K

A copy of the Company’s Annual Report for the year ended December 31, 2006, is being mailed with this proxy statement to all shareholders of the Company. Additionally, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission, may be obtained without charge by written request to Richard R. Leitzel, Vice President and Chief Financial Officer, First Community Financial Corporation, P.O. Box 96, Mifflintown, Pennsylvania 17059. The Form 10-K is also available on the Securities and Exchange Commission website at http://sec.gov.

[ FIRST COMMUNITY FINANCIAL CORPORATION LOGO ]

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Clyde R. Bomgardner, J. Paul Peoples and Barbara M. Zook, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all First Community Financial Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 10, 2007, at 10:00 A.M., at the Cedar Grove Brethren in Christ Church located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class A and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example — ☒

Proxy Item 1—

Election of three directors to Class A to serve for a three (3) year term.

Nominees: John P. Henry, III, James R. McLaughlin and Frank L. Wright.

FOR all nominees listed here in (except as withheld) in space provided	WITHHOLD AUTHORITY to vote for all nominees listed herein
☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

_____________________________(Signature of Shareholder)

_____________________________(Signature of Shareholder)

Dated: _______________________________________, 2007